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Council of Europe Development Bank

55, avenue Kléber
75116 Paris

External Auditor's Report on the Financial Statements

Year ended December 31st, 2010

To the Members of the Governing Board and Administrative Council,

In compliance with the assignment entrusted to us by the Governing Board, we have audited the accompanying financial statements of The Council of Europe Development Bank, which comprise the balance sheet as at December 31st, 2010, and the profit and loss account, statement of comprehensive income, statement of changes in equity and cash flow statement for the year then ended, and notes comprising a summary of significant accounting policies and other explanatory notes.

Governor's Responsibility for the Financial Statements

The Governor is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted for use by the European Union. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing (ISA). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

Société anonyme au capital de 1 723 040 €
Société d'Expertise Comptable inscrite au Tableau de l'Ordre du Conseil Régional de Paris Ile-de-France
Société de Commissaires aux Comptes, membre de la Compagnie régionale de Versailles
572 028 041 RCS Nanterre
TVA : FR 02 572 028 041

Member of Deloitte Touche Tohmatsu Limited

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Governor, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of The Council of Europe Development Bank as of December 31st, 2010, and of its financial performance and its cash flows for the year then ended in accordance with IFRSs as adopted for use by the European Union.

Neuilly-sur-Seine, February 23th, 2011

Deloitte & Associés

S. Bourguignon

Sylvie Bourguignon